UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)	April 5, 2019

TELEFLEX INCORPORATED
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-5353	23-1147939
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

550 East Swedesford Road, Suite 400, Wayne, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(610) 225-6800

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement
On April 5, 2019, Teleflex Incorporated (the “Company”) amended and restated its existing credit agreement, dated as of January 20, 2017, by entering into a Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Company Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., PNC Bank, National Association, Wells Fargo Bank, National Association and HSBC Securities (USA) Inc., as co-syndication agents, the guarantors party thereto and the lenders party thereto. The Company Credit Agreement provides for a five-year revolving credit facility of $1,000,000,000 and a term loan facility of $700,000,000. The obligations under the Company Credit Agreement are guaranteed (subject to certain exceptions and limitations) by substantially all of the material domestic subsidiaries of the Company. The obligations under the Company Credit Agreement are secured, subject to certain exceptions and limitations, by a lien on substantially all of the assets owned by the Company and each guarantor and by a pledge of 100% of the equity interests of all of the Company’s and each guarantor’s material domestic subsidiaries and 65% of the equity interests of certain material first-tier foreign subsidiaries of the Company and each guarantor. The maturity date of the revolving credit facility and the term loan facility under the Company Credit Agreement is April 5, 2024.
At the Company’s option, loans under the Company Credit Agreement will bear interest at a rate equal to adjusted LIBOR plus an applicable margin ranging from 1.125% to 2.00% or at an alternate base rate, which is defined as the highest of (i) the “Prime Rate” in the U.S. last quoted by The Wall Street Journal, (ii) 0.50% above the greater of the federal funds rate and the rate comprised of both overnight federal funds and overnight eurodollar borrowings and (iii) 1.00% above adjusted LIBOR for a one month interest period on such day, plus an applicable margin ranging from 0.125% to 1.00%, in each case subject to adjustments based on the Company’s total net leverage ratio. Overdue loans will bear interest at the rate otherwise applicable to such loans plus 2.00%.
The obligations to extend credit under the Company Credit Agreement are subject to customary conditions for transactions of this type.
The Company Credit Agreement contains customary representations and warranties and covenants that, in each case, subject to certain exceptions, qualifications and thresholds, (a) place limitations on the Company and its subsidiaries regarding the incurrence of additional indebtedness, additional liens, fundamental changes, dispositions of property, investments and acquisitions, dividends and other restricted payments, transactions with affiliates, restrictive agreements, changes in lines of business and swap agreements, and (b) require the Company and its subsidiaries to comply with sanction laws and other laws and agreements, to deliver financial information and certain other information and give notice of certain events, to maintain their existence and good standing, to pay their other obligations, to permit the administrative agent and the lenders to inspect their books and property, to use the proceeds of the Company Credit Agreement only for certain permitted purposes and to provide collateral in the future. Subject to certain exceptions, the Company is required to maintain a maximum total net leverage ratio of 4.50 to 1.00. The Company is further required to maintain a minimum interest coverage ratio of 3.50 to 1.00.
If an event of default under the Company Credit Agreement occurs and is continuing, the commitments thereunder may be terminated, the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable and the agent may enforce and foreclose on the collateral granted in connection with the Company Credit Agreement.
The description of the Company Credit Agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

10.1    Second Amended and Restated Credit Agreement, dated January 20, 2017, among Teleflex Incorporated, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., PNC Bank, National Association, Wells Fargo Bank, National Association and HSBC Securities (USA) Inc., as co-syndication agents, the guarantors party thereto and the lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEFLEX INCORPORATED

By:	/s/ Jake Elguicze
Name:	Jake Elguicze
Title:	Treasurer and Vice President, Investor Relations

Dated: April 10, 2019

EXHIBIT INDEX

Exhibit No.        Description

10.1    Second Amended and Restated Credit Agreement, dated January 20, 2017, among Teleflex Incorporated, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., PNC Bank, National Association, Wells Fargo Bank, National Association and HSBC Securities (USA) Inc., as co-syndication agents, the guarantors party thereto and the lenders party thereto.